EHXIBIT 10.30

                              CONSULTING AGREEMENT

This Consulting Agreement (Agreement) is entered and made effective as of the 11th day of October, 1999 by and between Genisys Reservation Systems, Inc. dba netcruise.com, inc. (Genisys) and Infomercial Management Inc.(IMI).

                                    Recitals

A. Genisys is engaged in the development of an infomercial which is intended to enhance the business activities of Genisys through the sale of the travel business opportunity product (the Product) offered by the infomercial and the establishment of a larger customer base for the travel activities of Genisys.

B. IMI is engaged in the development, production, testing, broadcast and management of infomercial projects related to a variety of products, including business opportunities.

                                    Agreement

Now, Therefore, in consideration of the covenants exchanged hereunder, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Project Description and Projected Timetable Pursuant to the terms of this Agreement and as further described herein, Genisys hereby engages IMI to provide consulting services related to the coordination of the following matters within the time periods specified;

          (i) the review and analysis of the existing footage shot for the Genisys infomercial (the
                Infomercial) and delivery to Genisys of a written recommendation and budget for modification of the infomercial and the Product, offer and marketing plan related to the Infomercial (4 to 5 weeks);

          (ii) implementation of a step-by-step action plan jointly established by Genisys and IMI for the modification of the Infomercial and the Product, offer and marketing plan related to the Infomercial (6 to 10 weeks);

          (iii) coordination of a media test (including media test funding)for the revised Infomercial
                (2 to 3 weeks);

          4. coordination of a national roll-out (including roll-out funding) of the revised
                Infomercial if the revised Infomercial achieves greater than "breakeven" media ratios in the media test (4 to 6 weeks). For the purpose of this Agreement, a "breakeven" media ratio means that total product sales from the media test are equal to or greater than the cost of the media and the expenses associated with the media test, which include product cost, telemarketing charges, shipping and handling charges, royalties and product returns and

   5.    such other action as may be mutually agreed by Genisys and IMI.


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It is  agreed  by  Genisys  and IMI that the time  periods  specified  above are approximate and that each stage of the above-described work will be performed as quickly as is reasonably possible.

2. Compensation For the services to be provided by IMI, it is agreed that Genisys shall pay or otherwise deliver to IMI the following compensation:

1. upon execution of this Agreement, Genisys shall pay $10,000 to IMI;

2. upon IMI's delivery of a written recommendation containing analysis of the existing infomercial footage, the current infomercial marketing plan, the current Product and Product offer with a step-by-step plan of action, timetable and budget for corrective action, Genisys shall pay $5,000 to IMI;

3. upon Genisys approval of the action plan, timetable and budget for revision of the Infomercial and IMI's coordination of all work related to Product modification, offer modification, production of new Infomercial footage, editing of a revised Infomercial, legal review of Infomercial elements and FTC review of the revised Infomercial, Genisys will promptly register and take all action necessary for the delivery to IMI of 330,000 shares of Genisys stocks which may be thereafter be freely traded;

            (iv) upon completion of the revisions to the Product and the Infomercial (to the reasonable satisfaction of Genisys and IMI) and the completion of a media test in the amount of $10,000 (to be funded by the media company), Genisys will promptly register and take all action necessary for the delivery to IMI of 170,000 shares of Genisys stock which may thereafter be freely traded; and

            (v)   after completion of the media test for the
                  revised Infomercial, IMI shall be entitled
                  to the receipt of three percent (3%) of the Gross Revenues received from the sale of the Infomercial Product and upsell product through direct response sales. For the purposes of this Agreement "Gross Revenues" shall mean the total revenues received from all direct response sales less returns, chargebacks and undeliverables. For the purposes of this Agreement, "direct response sales" shall mean Product sales and upsell products sold in conjunction with the Product through the Infomercial, print, credit card inserts, direct mail. home shopping, catalogs, radio commercials, retail sales, outbound telemarketing and through the Internet to customers responding to the Infomercial.

The right to payment, vesting of stock and the obligation of Genisys to fully coordinate any of the other aspects of the compensation due IMI under this Agreement shall automatically occur upon the completion or performance by IMI of the duties related to such compensation. All payments or deliveries of stock to IMI hereunder shall be earned when received and shall be non-fundable.


3. Duties of IMI It is agreed by the parties that upon execution of this Agreement, IMI shall assume and shall have principal responsibility for coordination and/or performance of the duties


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listed  on  the  attached  Exhibit  A,  incorporated  herein  by  reference,  in conjunction with the revision of the Genisys Infomercial.

4. Cooperation by Genisys It is acknowledged and agreed by Genisys that the full performance by IMI of the duties specified in this Agreement requires the full cooperation of Genisys. Such cooperation includes, but is not limited to, (i) provision of all agreements related to the existing arrangements for the production of the infomercial; (ii) communication and instruction to all involved In the Genisys Infomercial project regarding the principal role of IMI in the revision of the Infomercial and coordination of the Infomercial project;
(iii) timely interaction with IMI regarding review and approval of information relating to the revision of the Infomercial and implementation of project action items; (iv) complete and timely payment of all payments required under the project budget approved by Genisys; (v) coordination of the creation of the Product, Product packaging, marketing materials, support services for Product purchasers and maintenance of the netcruise.com website and (vi) all other cooperation reasonably required by IMI for the timely and successful completion of the duties specified in this Agreement.

5. Confidentiality It is acknowledged and agreed by both Genisys and IMI that during the term of this agreement each party will be disclosing to the other certain proprietary, confidential information related to the business operations, systems, customers, vendors, products, marketing methods and other aspects of the respective businesses of Genisys and IMI. Any documents or other information which either Genisys or IMI consider to be proprietary and confidential shall be so marked when delivered to the other party. Upon receipt of confidential information, the receiving party shall take reasonable measures to assure that such information remains confidential and shall not, directly or indirectly, disclose or use such confidential information either during or after the term of this Agreement without the prior written consent of the owner of such information.

6. Ownership of Intellectual Property All intellectual property rights related to the Infomercial, the raw footage related thereto, the Product, Product packaging and all promotional materials created by Genisys in conjunction with the production of the Infomercial, the Product and the direct response Marketing campaign for the Product shall be the sole property of Genisys. When providing any such intellectual property to IMI under this Agreement, Genisys represents and warrants that Genisys has the right to approve the use by IMI of such intellectual property as contemplated by this Agreement and that such use will not violate any rights of third parties. All intellectual property rights related to the information, memos, budgets and other information provided by IMI to Genisys under this Agreement shall be the sole property of IMI.

7. Grant of Rights Genisys hereby grants to IMI the right to use, as IMI deems reasonable and necessary, any and all rights related to Genisys tradamarks, tradenames, music rights, copyrights, photos, personal appearances, existing footage, testimonials, releases, appearance agreements, quotes, written information and other intellectual property owned or licensed by Genisys for or in conjunction with the infomercial. Genisys shall have the right of review and prior approval over any off-line versions of the revised Infomercial and the final on-line version of the Infomercial,

8, Exclusivity It is acknowledged and agreed by Genisys that an essential condition for the effective performance by IMI of the duties specified in this Agreement is the assurance by Genisys that during the term of this Agreement IMI shall be the sole consultant authorized by Genisys to


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coordinate  the  revision  of the  Infomercial  and  the  other  aspects  of the modification and implementation of the Genisys direct response marketing plan.

9. Nature of Relationship It is acknowledged and agreed by the parties that they shall be independent contractors and that no relationship of partnership, joint venture or other business agreement shall be created by this Agreement. Each party shall be solely responsible for all licenses, permits, approvals, taxes, reporting, employees, agents, insurance and all other aspects of the operation of their respective business operations. Each party shall devote such time as may be reasonably required to complete the responsibilities specified in this Agreement. Neither party shall have the authority to obligate or bind the other party in any agreement or to create any liability for the other party without the express written consent of the party to be so obligated.


    10.   Indemnity

            10.1  IMI's Indemnity of Genisys  IMI shall
                  hold harmless, indemnify and defend
                  Genisys, at IMI's expense against any and all claims, demands, liability or other harm incurred by Genisys, including attorney's fees and costs, resulting from the breach of this Agreement by IMI or the negligent acts or actions of IMI.

            10.2  Genisys' Indemnity of IMI Genisys shall
                  hold harmless, indemnify and defend
                  IMI, at Genisys' expense, against any and all claims, demands, liability or other harm incurred by IMI, including attorney's fees and costs, resulting from the breach of this Agreement by Genisys or the negligent acts or actions of Genisys.

11. Insurance During the term of this Agreement Genisys shall maintain modia liability insurance of the type typically maintained by distributors of infomercials and infomercial products and shall acquire products liability insurance in the amounts specified in this Section. Each such policy of insurance shall be in an amount of no less than $1 million per occurrence and $2 million in the aggregate and shall have the following conditions (i) a deductible not exceeding $10,000; (ii) a rating of no less than "B+" in the Best Guide; (iii) Genisys shall name IMI as an additional insured on each such policy; (iv) no less than ten (10) days written notice to IMI shall be required to decrease the policy benefits or cancel the policy and (v) Genisys shall provide IMI with a copy of a certificate evidencing compliance with these requirements within thirty (30) days of the date of Agreement.

12. Term of Agreement: Termination The term of this Agreement shall be for the entire time that the Genisys Product or Sequel Product is sold through the Infomercial or otherwise through direct response sales. For the purpose of this Agreement, a "Sequel Product" shall mean a product which uses the same name or marketing materials as the Product or is sold through the Infomercial or is the same Product or a direct line extension of the Product. In the event IMI or Genisys breach or otherwise fail to fully perform in accordance with the terms of this Agreement, the non-breaching party shall provide the breaching party with written notice specifying the elements of breach or non- performance. The breaching party shall have thirty (30) days after receipt of a notice of breach in which to correct the breach or non-performance or the non-breaching party shall have the right to terminate this Agreement. Either party may terminate this Agreement if the other party becomes engaged in bankruptcy proceedings, makes an assignment for the benefit of creditors or is otherwise unable to fully perform under this Agreement for a period exceed 30 days.


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13. Accounting:  Reports: Payments: Inspection. IMI and Genisys shall jointly be responsible for coordinating the collection of all revenues from the sale of the Product through the Infomercial and all other direct response sales. Genisys shall keep complete and accurate books of account regarding the manufacture, marketing and sale of The Product and the other sources of revenue which are the subject of this Agreement. Genisys shall allow IMI the right of inspection of such books during regular business hours and upon reasonable advance notice. During the term of this Agreement for each month in which there are sales of the Product or other revenue subject to this Agreement, within thirtv (30) days after the end of the month Genisys shall provide IMI with a report containing complete information regarding sales of the Product and as a required hereunder the calculation of Gross Receipts, the royalties due thereon, and including therewith a payment of any amounts due IDS for the prior month activities. Such books of account and supporting data shall be available for inspection by IMI during Genisys' regular business hours for a period of two (2) years following the end of the fiscal year to which they pertain.

In the event the inspection of Genisys books and records reveals that any annual payment to IMI was understated by five percent (5%) or more, Genisys shall be responsible to pay for the reasonable costs of inspection, excluding travel costs related to the inspection. Additionally, any amount due IMI which is unpaid shall accrue interest at the rate of ten percent (10%) per annum until the total amount due, including interest, is paid in full. Any determination of underpayment shall not be a breach of this Agreement unless the full amount due remains unpaid for a period exceeding ten (I0) days after receipt of written payment demand,

14. Notices All notices under this Agreement shall be in writing and effective when confirmed delivered by personal service, overnight delivery or other method to the addresses indicated below or otherwise later designated in writing by the parties:



To: IMI:                                      To: Genisys:
Infomercial Management Inc.                   Genisys Reservation Systems, Inc.
9255 Towne Ctr. Drive                         2401 Morris Avenue
Suite 500                                     Union, NJ 07083
San Diego, CA 92121                           Attn: Larry Burk
Attn: Benjaminn S. Gage                       Fax (908) 810-8769
Fax (619) 622-7878



15. Force Majure In the event either party is prevented from performing under this Agreement due to actions of others which are beyond such party's reasonable control or otherwise due to weather, strikes, labor disputes, natural disasters or acts of God, such party's performance shall be suspended for the time equal to the delay caused by such events.

 p.    General Provisions

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16.1 Complete  Agreement  This Agreement  represents the complete  understanding between the parties and no modification, verbal or written, of the terms contained herein shall be effective unless in writing and signed by the parties.

16.2 Dispute Resolution Any dispute relating to this Agreement or the interpretation thereof shall be resolved by binding arbitration conducted under the rules of the American Arbitration Association with the prevailing party entitled to the recovery of attorney's fees and costs from the other party. Any decision resulting from such arbitration may be entered in a court of competent jurisdiction.

16.3 Counterparts This Agreement may be executed in counterparts which, when taken together, shall represent the original of this Agreement. the @ of this Agroment.

         16.4 Assignability This Agreement may not be assigned by IMI except to an entity which IMI owns at least a 50% interest. Genisys shall have the rights to assign this Agreement to any entity which is capable of fully performing the obligations of Genisys under this Agreement.

         16.5 Authority to Execute Each of the undersigned warrants and represents that they are authorized to execute and fully perform this Agreement and that such actions will not breach or violate any agreement to which the party for whom they are signing may be a party.

         16.6 Representation Each party to this Agreement has been advised by independent counsel regarding the terms of this Agreement and each party has participated in the creation of this Agreement. It is agreed that this Agreement shall not be construed against either party.


Agreed to and accepted as of the date first above written

Genisys Reservation Systems, Inc.                  Infomercial Management, Inc.


By:/s/___________________                            By: /s/___________________














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                                                EXHIBIT A

                                         FINANCIAL RESPONSIBILITY
                                        DUTIES OF IMI AND GENISYS

Financial
Responsibility                                   Duty or Action To Be Taken

IMI Review and analysis of the existing footage shot for the Infomercial;

IMI Delivery to Genisys of a written recommendation for the modification of the Infomercial and the Product, offer and marketing plan related to the Infomercial.

IMI                               Delivery   of   Genisys   of  budget  for  all
                                  revisions and other actions recommended for revision of the Infomercial or Product and for the testing and roll-out of the revised Infomercial.

Genisys Implementation of a step-by-step action plan jointly established by Genisys and IMI for the modification of the Infomercial and the Product, offer and marketing plan related to the Infomercial;

IMI Coordination of the production and editing of new footage;

IMI Coordination of a media test (including media test funding) for the revised Infomercial;

IMI                              Coordination of a national roll-out
                                 (including roll-out


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                                 funding)  of  the  revised  Infomercial  if the
                                 revised Infomercial achieves sufficient media ratios in the media test.

IMI Coordination of implementation of the marketing and sale of the Product through all other direct response media other than the Infomercial;

IMI Consulting with Genisys regarding design and implementation of a radio commercial campaign for the Product;

Genisys Implementation of actions related to the marketing and sale of the Product through all other direct response media other than the Infomercial; and

As Agreed Such other action as may be mutually agreed by Genisys and IMI.